Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO  80111
www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER AUTHORIZES $10 MILLION BUYBACK

GREENWOOD VILLAGE, Colo. — February 22, 2007 — CIBER, Inc. (NYSE: CBR) today announced its Board of Directors has authorized the purchase of up to $10 million of either common shares or convertible debt, whichever the company determines is most advantageous.  CIBER purchased 1.25 million shares of common stock in open-market transactions in 2006.  Thus far in 2007, approximately 450,000 shares have been purchased.

“We continue to believe in the better performances and greater cash flow from our business units.  While we routinely review acquisition opportunities as a use of corporate funds, we believe this is also a valuable way to support shareholders’ interest,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., the company now serves client businesses from over 60 U.S. offices, 20 European offices and five offices in Asia.  Operating in 18 countries, with 8,250 employees and annual revenue of approximately $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2007.

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